Exhibit 99

For Immediate Release

Resonant Inc. Reports 2014 Financial Results

and Provides Business Update

– Management to Host Conference Call Today at 2:00 p.m. PST –

SANTA BARBARA, Calif.—February 26, 2015 -- Resonant Inc. (NASDAQ: RESN), a late-stage development company creating innovative filter designs for radio frequency, or RF, front-ends for the mobile device industry, today announced financial results and provided a business update for the fourth quarter and year ended December 31, 2014.

2014 Highlights

•                 Raised net proceeds of $16.2 million in an initial public offering

•                 Made significant progress on the Company’s first product design for a major customer

•                 Commenced development of a prototype tunable RF filter design

•                 Expanded the patent portfolio to more than 50 issued and pending patents

•                 Built out the senior management team and added technical staff to the R&D team

•                 Developed new software tools that have enhanced Resonant’s filter design development capabilities

•                 Moved into new offices and built an electronics laboratory

Chief Executive Officer, Co-Founder and Chairman Terry Lingren, stated, “Last year was transformative for Resonant, as we accomplished a great deal toward the advancement of our technology and business model. In particular, our successful initial public offering provided the resources necessary to grow our uniquely talented development team as well as build out our ISN tool suite and laboratory facilities. These resources will enable us to have multiple projects underway simultaneously, a process we have already begun. We were also able to accelerate our patent filing activity, advance our first project and commence development of a prototype tunable filter design.”

“We have delivered a completed duplexer design for consideration to our first customer.  Our design does not meet all the specifications in the development agreement, but we believe it delivers competitive performance, which we view as a major accomplishment. Our customer’s decision whether to use our design is complex and based on a number of considerations, many of which are beyond our control.”

Bob Hammond, Ph.D., Resonant Co-founder and Chief Technology Officer, stated, “The explosion in the number of filters needed to address the communication bands in smartphones has created a major growth opportunity for our customers and an increasing cost burden for their customers. What we find most exciting is the growing capabilities of our ISN technology platform and the opportunity to transform RF front-ends.”

Lingren, added: “We are evaluating several single band opportunities and are in active discussions with other potential customers.  We are not limited by any single customer’s interest in a particular filter design and expect to announce an additional customer in the first half of this year. We also see multiple opportunities to improve upon the design of traditional SAW filters, potentially augmenting our customers’ capacity-constrained engineering teams. Looking ahead, we believe we will complete our prototype tunable filter, which can replace multiple filters and significantly reduce the size and cost of RF front-ends.”

Key Milestones for 2015 Include:

•                    Achieve design completion for the Company’s first product design

•                    Expand the Company’s customer base and have multiple product development projects underway

•                    Commence generating revenue

•                    Complete the tunable prototype design

•                    Double Resonant’s technical staff to 20

Full Year 2014 Financial Results

•                 Research and development expenses were $2.9 million for 2014, compared with $1.1 million in 2013. The increase of $1.8 million was the result of accelerated activity on the Company’s duplexer design that is currently under development. There were no employees until late June 2013. As of December 31, 2014, there were 13 employees in R&D.

•                 General and administrative expenses totaled $2.9 million in 2014, up from $1.6 million in 2013 primarily due to costs associated with increased staffing, including increased payroll, benefits, D&O insurance, finance costs, stock compensation and accounting expenses. The 2013 period included a non-cash charge of $0.7 million for the fair value of warrants issued for business consulting services. Excluding the effect of the warrant charges, general and administrative expenses for 2014 increased by $2.0 million.

•                 Interest expense totaled $2.8 million in 2014, compared with$1.6 million in 2013. The increase was primarily due to the conversion of Notes into common stock in connection to the Company’s IPO in May 2014.

•                 Interest income totaled approximately $29,000 in 2014 compared with approximately $2,000 in 2013 primarily due to the increased cash balances from the net proceeds from the IPO.

•                 The net loss totaled $9.7 million, or $2.16 per fully diluted share in 2014, compared with a net loss of $9.4 million in 2013.

•                 Working Capital improved to $13.2 million at December 31, 2014, compared with a working capital deficit of $8.8 million at December 31, 2013. The Company believes it has sufficient cash to support planned operations into early 2016, even assuming no revenues.

Conference Call and Webcast Details

Resonant will host a conference call today at 2:00 p.m. PST (5:00 p.m. EST) today. Investors interested in participating in the live call can dial 1-877-407-3982 from the U.S. and international callers can dial 1-201-493-6780.   A telephone replay will be available approximately two hours after the call concludes and will run through March 5, by dialing 1-877-870-5176 from the U.S. or 1-858-384-5517 from international locations, and entering Replay Pin Number: 13600125.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.resonant.com. The webcast will be available for replay for 60 days.

About Resonant Inc.

Resonant is creating innovative filter designs for radio frequency, or RF, front-ends for the mobile device industry using a fundamentally new technology called Infinite Synthesized Networks®, or ISN®. The RF front-end is the circuitry in a mobile device responsible for analog signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RF front-end that select the desired radio frequency signals and rejects unwanted signals. For more information, visit www.resonant.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the following subjects, among others: the status of filter designs under development, the prospects for licensing filter designs upon completion of development, plans for other filter designs not currently in development, potential customers for our designs, the timing and amount of future royalty streams, the expected duration of our capital resources, our hiring plans, our cash flow forecast, the impact of our designs on the mobile device market, and our business strategy. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history (particularly as a new public company); management of R&D efforts; the acceptance of our filter designs by potential customers; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K), filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

# # #

Contacts:

Resonant
Ina McGuinness
1-805-308-9488
IR@resonant.com

MZ North America
Matt Hayden
1-949-259-4986

matt.hayden@mzgroup.us

Resonant Inc.

Condensed Consolidated Statements of Operations

	Year Ended December 31, 2014	Year Ended December 31, 2013	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013
REVENUE	$ -	$ -	$ -	$ -

OPERATING EXPENSES

R&D expenses	2,947,485	1,121,498	921,097	436,975

G&A expenses	2,931,860	1,621,306	1,185,636	366,154

Depreciation and amortization	219,736	19,329	78,071	11,448

TOTAL OPERATING EXPENSES	6,099,081	2,762,133	2,184,804	814,577

OPERATING LOSS	(6,099,081)	(2,762,133)	(2,184,804)	(814,577)

OTHER INCOME (EXPENSE)

Interest income	28,816	2,165	13,387	838
Interest expense	(2,807,862)	(1,557,551)	-	(629,106)

Fair value adjustments to warrant and derivative liabilities	(2,015,599)	(4,520,736)	-	(4,684,994)

Bridge warrant expense	-	(560,155)	-	-

Other income (expense)	1,163,772	(333)	-	-

TOTAL OTHER INCOME (EXPENSE)	(3,630,873)	(6,636,610)	13,387	(5,313,262)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(9,729,954)	(9,398,743)	(2,171,417)	(6,127,839)

Provision for income taxes	(1,256)	(2,056)	(456)	-

NET LOSS	$ (9,731,210)	$ (9,400,799)	$(2,171,873)	$(6,127,839)

NET LOSS PER SHARE – BASIC AND DILUTED*	$ (2.16)	$ -	$ (0.32)	$ (6.13)
Weighted average shares outstanding — basic and diluted*	4,510,242	-	6,915,027	999,999

__________________

*Loss per share is not presented for the year ended December 31, 2013 because the Company was accounted for as a limited liability company for the period from January 1, 2013 to June 17, 2013.

Resonant Inc.

Condensed Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$5,802,593	$3,338,979
Investment held-to-maturity	7,999,553	-
TOTAL CURRENT ASSETS	13,907,961	4,266,948
PROPERTY AND EQUIPMENT, NET	1,040,748	223,760
TOTAL NONCURRENT ASSETS	514,666	391,485
TOTAL ASSETS	$15,463,375	$4,882,193

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
TOTAL CURRENT LIABILITIES	$683,567	$13,066,198
TOTAL LONG-TERM LIABILITIES	89,869	3,279,960
STOCKHOLDERS’ EQUITY
Common stock	6,931	1,000
Additional paid-in capital	35,714,257	1,000
Accumulated deficit	(21,197,175)	(11,465,965)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	14,689,939	(11,463,965)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$15,463,375	$4,882,193